Exhibit 99.1

AeroGrow Reports Results for the Quarter Ended December 31, 2012

Unit shipments of AeroGardens increased 85% year-over-year

Boulder, CO – February 11, 2013 – AeroGrow International, Inc. (OTCQB:AERO) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the three months ended December 31, 2012, the third quarter of its fiscal year ending March 31, 2013.

“We successfully executed a number of our initiatives for the holiday season,” said Mike Wolfe, President and CEO of AeroGrow.  “We re-entered the retail market with highly successful product launches at Amazon.com and other retailers, launched our innovative new AeroGarden ULTRA product, broadened our marketing efforts to reach new AeroGarden purchasers, and, most importantly, drove an 85% increase in the number of AeroGarden units shipped during the quarter.  This growth in AeroGarden shipments – the razors in our razor/razor blade business model – is expected to result in a resurgence of our recurring revenue from seed kits, grow bulbs, and other accessories in the coming quarters and years.”

The new AeroGarden ULTRA, launched on November 1st exclusively into the direct-to-consumer channels, was the Company’s highest selling product during the holiday season.  The ULTRA offers over 100 improvements that make indoor growing easier and faster for beginners, and is fully customizable, allowing the advanced indoor gardener to grow a wide variety of plants at home.

“We were very pleased by the consumer demand for AeroGardens this holiday season,” continued Mr. Wolfe.  “Our AeroGarden products were consistently ranked among the top 10 sellers in the Patio, Lawn & Garden category at Amazon, even though they were only launched in mid-November.  We believe this demonstrates the kind of consumer demand we can expect for our products when we expand the reach of our marketing message to customers who are new to indoor gardening and to the AeroGarden franchise.”

Despite the strong AeroGarden shipments, AeroGrow’s total sales declined 1.8% during the quarter in large part because of the effects of a labor strike in early December at West Coast ports that adversely impacted the Company’s inventory availability and therefore its ability to meet pre-Christmas demand. The Company’s net loss of $296,788 was greater than the $139,221 net loss reported in the previous year because of a significant year-over-year increase in business building activities like product development spending related to the AeroGarden ULTRA, and increased investment in brand and market-building spending.

RESULTS OF OPERATIONS

For the three months ended December 31, 2012, total revenue of $2,972,493 was down 1.8%, or $53,452, relative to the same period in the prior year.  Direct-to-consumer sales fell 17.0%, to $2,322,967, in part reflecting the impact of a labor strike that shut down most of the activity at the Los Angeles and Long Beach port complexes for the eight-day period ended December 6, 2012.  The strike and its aftermath delayed the delivery of container loads of AeroGardens en route from manufacturers in Asia during the critical pre-Christmas selling period, causing us to be out-of-stock of key AeroGarden inventory items in both our direct response and retailer channels and adversely impacting sales.  In addition, we experienced lower sales of recurring revenue items such as seed kits and accessory items.  The decline in direct-to-consumer sales was for the most part offset by a 203.9% increase in sales to retailers, to $626,072, as we successfully launched the AeroGarden product line in a number of new retailer customer accounts, including Amazon.com.

On a product line basis, sales of AeroGardens increased by 9.0%, to $1,846,612.  On a unit basis, the total number of AeroGardens shipped to consumers and to retailer customers during the quarter increased by almost 85% relative to the same period in the prior year.  AeroGarden sales as a percent of total sales increased to 62.1% from 56.0% in the prior year as we shifted more of our marketing efforts to prospecting for new direct-to-consumer customers, and because of stocking orders from new retailer customers.  Seed kit and accessory sales declined by 15.4%, to $1,125,881, because of the shift in the marketing mix and because of an increase in the average age of the installed base of AeroGardens.

Our gross margin for the three months ended December 31, 2012 was 44.0%, down from 48.7% in the prior year period, reflecting the increased mix of lower-margin sales to retailers and of AeroGardens, combined with higher costs we incurred to expedite the delivery of container loads of AeroGardens following the port strike.

In aggregate, our total operating expenses increased 24.6%, or $269,942, year-over-year, principally because our investment in new product and channel development spending increased by $119,320, and because we increased our advertising expenditures by $219,930.  While these investments depressed earnings in the current quarter, they represent critical elements in our longer-term strategy.

As a result of the lower sales and the increase in investments in business development and advertising activities, our operating loss was $59,175 for the three months ended December 31, 2012, as compared to a $377,870 operating profit in the prior year period.

Net other expense for the three months ended December 31, 2012 totaled $237,613, as compared to net other expense of $517,091 in the prior year period.  The current year period included the impact of $108,140 in non-cash amortization expense related to short-term promissory notes that were issued in September 2012.  The net other expense in the prior year period included the impact of $398,373 in gains related to accounts payable balance concessions we negotiated with certain of our vendors, as well as $732,185 in non-cash expense related to the amortization of costs related to the 2010 issuance of convertible promissory notes.  These convertible notes were fully converted to common stock in April 2012.

The net loss for the three months ended December 31, 2012 was $296,788, as compared to the $139,221 loss recognized a year earlier.  The increased loss reflected the impact of lower sales and higher business development spending, as well as the comparison to one-time gains recognized in the prior year period.

The following table sets forth, as a percentage of sales, our financial results for the three months ended December 31, 2012 and the three months ended December 31, 2011:

	Three Months Ended December 31,
	2012	2011
Net revenue
Direct-to-consumer	78.1%	92.5%
Retail	21.1%	6.8%
International	0.8%	0.7%
Total net revenue	100.0%	100.0%

Cost of revenue	56.0%	51.3%
Gross margin	44.0%	48.7%

Operating expenses
Research and development	3.2%	0.3%
Sales and marketing	29.7%	20.2%
General and administrative	13.1%	15.8%
Total operating expenses	46.0%	36.3%
Profit (loss) from operations	(2.0)%	12.4%

AEROGROW INTERNATIONAL, INC.
Condensed Statements of Operations
(Unaudited)

	Three Months ended December 31,		Nine Months ended December 31,
	2012	2011	2012	2011
Net Revenue	$2,972,493	$3,025,945	$5,533,286	$6,003,367
Cost of revenue	1,665,749	1,552,098	2,904,949	3,140,598
Gross profit	1,306,744	1,473,847	2,628,337	2,862,769

Operating expenses
Research and development	93,770	8,185	301,908	36,718
Sales and marketing	882,305	610,761	1,765,543	1,457,702
General and administrative	389,844	477,031	1,407,134	1,733,591
Total operating expenses	$1,365,919	$1,095,977	$3,474,585	$3,228,011

Profit (loss) from operations	(59,175)	377,870	(846,248)	(365,242)

Other (income) expense, net
Interest (income)	(2)	(2)	(6)	(16)
Interest expense	228,316	846,591	441,105	2,476,832
Interest expense – related party	8,366	122,211	24,460	351,790
Debt conversion cost	-	-	6,648,267	-
Other expense (income)	933	(451,709)	(96,824)	(481,225)
Total other expense, net	237,613	517,091	7,017,002	2,347,381

Net loss	$(296,788)	$(139,221)	$(7,863,250)	$(2,712,623)

Net loss per share, basic	$(0.05)	$(0.72)	$(1.35)	$(14.03)

Net loss per share, diluted	$(0.05)	$(0.72)	$(1.35)	$(14.03)

Weighted average number of common shares outstanding, basic and diluted	5,904,877	194,504	5,826,173	193,383

AEROGROW INTERNATIONAL, INC.
Condensed Balance Sheet

	December 31, 2012	March 31, 2012
ASSETS	(Unaudited)	(Derived from Audited Statements)
Current assets
Cash	$836,736	$501,577
Restricted cash	41,410	42,756
Accounts receivable, net of allowance for doubtful accounts of $2,158 and $768 at December 31, 2012 and March 31, 2012, respectively	490,374	221,713
Other receivables	144,536	197,076
Inventory	1,724,594	1,784,424
Prepaid expenses and other	158,471	309,340
Total current assets	3,396,121	3,056,886
Property and equipment, net of accumulated depreciation of $2,820,272 and $2,709,075 at December 31, 2012 and March 31, 2012, respectively	313,846	133,768
Other assets
Intangible assets, net of $131,598 and $120,923 of accumulated amortization at December 31, 2012 and March 31, 2012, respectively	198,147	198,490
Deposits	145,401	145,744
Deferred debt issuance costs, net of accumulated amortization of $2,437,646 and $1,449,581 at December 31, 2012 and March 31, 2012, respectively	78,966	844,116
Total other assets	422,514	1,188,350
Total assets	$4,132,481	$4,379,004
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Notes payable	$730,053	$633,995
Notes payable – related party	171,865	307,821
Current portion – long term debt – related party	--	100,464
Current portion – long term debt	813,146	988,589
Accounts payable	679,862	607,840
Accrued expenses	372,629	252,562
Customer deposits	157,610	8,270
Deferred rent	6,588	6,207
Total current liabilities	2,931,753	2,905,748
Long term debt	1,386,618	5,892,590
Long term debt – related party	--	702,708
Total liabilities	4,318,371	9,501,046
Commitments and contingencies
Stockholders' equity (deficit)
Preferred stock, $.001 par value, 20,000,000 shares authorized, 0 and 7,526 shares issued and outstanding at December 31, 2012 and March 31, 2012, respectively	--	8
Common stock, $.001 par value, 750,000,000 shares authorized, 5,904,877 and 210,319 shares issued and outstanding at December 31, 2012 and March 31, 2012, respectively	5,905	210
Additional paid-in capital	75,417,032	62,623,317
Accumulated deficit	(75,608,827)	(67,745,577)
Total stockholders' deficit	(185,890)	(5,122,042)
Total liabilities and stockholders' deficit	$4,132,481	$4,379,004

AEROGROW INTERNATIONAL, INC.
SUPPLEMENTAL INFORMATION

SALES BY CHANNEL

	Three Months Ended December 31,
Net Revenue	2012	2011
Direct-to-consumer	$2,322,967	$2,798,393
Retail	626,072	206,007
International	23,454	21,545
Total	$2,972,493	$3,025,945

SALES BY PRODUCT

	Three Months Ended December 31,
	2012	2011
Product Revenue
AeroGardens	$1,846,612	$1,694,529
Seed kits and accessories	1,125,881	1,331,416
Total	$2,972,493	$3,025,945
% of Total Revenue
AeroGardens	62.1%	56.0%
Seed kits and accessories	37.9%	44.0%
Total	100.0%	100.0%

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden line of extraordinary dirt-free indoor gardens. AeroGardens allow anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

FORWARD-LOOKING STATEMENTS

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Mike Wolfe, and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Contact:

Company
John Thompson
AeroGrow International, Inc.
303-444-7755